Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-219970) and Form S-8 (No. 333-191641) of Pattern Energy Group Inc. of our report dated March 2, 2020 relating to the financial statements of Pattern Energy Group Holdings 2 LP, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 2, 2020